Exhibit 10.1

Montreal, January 28, 2003

Keystone Mines Limited
Stéphane Solis, President & CEO
4710, St-Ambroise, Suite 224A
Montreal, QC
H4C 2C7

Object: Payment of a Notes of US$500,000 to Capex Investments Limited

Dear Mr. Solis;

As discussed, for the payment of the Promissory Notes issued on January 7, 2003 by Keystone Mines Limited to Capex Investments Limited as partial payment for the purchase all assets related to the C-Chip technology, Capex Investments Limited hereby agrees to extend its due payment date of the above Promissory Notes from January 31, 2003 to the sooner of either February 28, 2003 or on the day of a closing of a private placement by Keystone Mines Limited.

Sincerely,

/s/ Robert Clarke
Capex Investments Limited

If you agree to the above, please sign below.

/s/ Stephane Solis
Keystone Mines Limited,
Stéphane Solis, President & CEO